ARTICLES OF INCORPORATION
OF
VOLU-SOL REAGENTS CORPORATION

Pursuant to the Utah Revised Business Corporation Act, as amended (the “Act”), Utah Code Annotated Section 16-10a-202, the undersigned corporation hereby sets forth its Articles of Incorporation as follows:

ARTICLE I
(Name)

The name of the Corporation is Volu-Sol Reagents Corporation.

ARTICLE II
(Incorporator)

The name and address of the incorporator is Kevin R. Pinegar, 50 S. Main Street, Suite 850, Salt Lake City, Utah 84144.

ARTICLE III
(Registered Office and Agent)

The street address of the registered office of the Corporation is 50 S. Main Street, Suite 850, Salt Lake City, Utah 84144.  The name of the Corporation’s registered agent at that office is Kevin R. Pinegar.

ARTICLE IV
(Purpose)

The Corporation is organized to engage in any lawful acts, activities and pursuits for which a corporation may be organized under the Utah Revised Business Corporation Act, as amended or as such may be amended (the “Act”).

ARTICLE V
(Capitalization)

The number of shares the Corporation is authorized to issue 50,000,000 share of common stock and 10,000,000 shares of preferred stock.  All shares of stock authorized hereunder shall have no par value.  The board of directors of the Corporation shall, without further vote or action of the shareholders of the Corporation, have the authority to issue the capital stock of the Corporation and shall have the authority to amend the articles of incorporation without the vote or other action of the shareholders so as to fix the rights, preferences, privileges, and restrictions, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption (including sinking fund provisions), redemption prices, liquidation preferences, the number of shares constituting any additional class or series, and the designation of such class or series, all to the fullest extent permitted under Section 16-10a-602 of the Act or any successor statute.  Subject to the rights of any preferred stock issued and outstanding, if any, the common stock shall have unlimited voting rights as provided in the Act and shall be entitled to receive the net assets of the Corporation upon dissolution.

ARTICLE VI
(No Preemptive Rights)

No holder of shares of the capital stock of the Corporation shall have any preemptive or preferential rights of subscription to any shares of any class of capital stock or any series of any class of capital stock of the Corporation, whether now or hereafter authorized, or to any obligations convertible into capital stock of the Corporation issued or sold.  The term “obligations convertible into capital stock” as used in this Article VI shall include any notes, bonds, or other evidences of indebtedness to which are attached or with which are issued warrants or other rights to purchase capital stock of the Corporation.

ARTICLE VII
(Limitation of Liability)

To the fullest extent permitted by the Act or any other applicable law as now in effect or as it may hereafter be amended, a director of this corporation shall not be personally liable to the corporation or its shareholders for monetary damages for any action taken or any failure to take any action, as a director.  Neither any amendment nor repeal of this Article VII, nor the adoption of any provision in these Articles of Incorporation inconsistent with this Article VII, shall eliminate or reduce the effect of this Article VII in respect of any matter occurring or any cause of action, suit or claim that, but for this Article VII, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

ARTICLE VIII
(Directors)

The number of directors shall be as prescribed by the Bylaws.  The number of directors constituting the initial Board of Directors shall be two (2), and the names and addresses of the people who are to serve as directors until successors are elected and shall qualify are as follows:

1.	W. W. Kirton, III
5095 West 2100 South
Salt Lake City, Utah 84120

2.	D. Lynn Bigelow
5095 West 2100 South
Salt Lake City, Utah 84120

ARTICLE IX
(No Cumulative Voting)

Shareholders shall not have any right to cumulate their votes for the election of directors of the Corporation.

ARTICLE X
(Certain Transactions)

The affirmative vote of the holders of not less than two-thirds of the outstanding shares of voting stock of the Corporation shall be required for approval if (i) the Corporation merges or consolidates with any other corporation if such other corporation and its affiliates are directly or indirectly the beneficial owners of more than 10% of the total voting power of all outstanding shares of the voting stock of the Corporation (a “Related Corporation”), if (ii) the Corporation sells to or exchanges with a Related Corporation all or a substantial part of its assets, or if (iii) the Corporation issues or delivers any stock or other securities of its issue in exchange or payment for any properties or assets of a Related Corporation or securities issued by a Related Corporation, or in a merger of any affiliate of the Corporation with or into a Related Corporation or any of its affiliates; provided, however, that the foregoing shall not apply to any such merger, consolidation, sale or exchange, or issuance or delivery of stock or other securities which was approved by resolution of the board of directors adopted by the affirmative vote of not less than a majority of the directors who were directors prior to the acquisition of beneficial ownership of more than 10% of all outstanding shares of the voting stock of the Corporation by the Related Corporation and its affiliates, nor shall it apply to any such transaction solely between the Corporation and another corporation 50% or more of the voting stock of which is owned by the Corporation.  An “affiliate” of a person means a person that, directly or indirectly, through one or more intermediates, controls, is controlled by, or is under common control with, the person specified.  “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract, or otherwise; and in computing the percentage of outstanding voting stock beneficially owned by any person, the shares outstanding and the shares owned shall be determined as of the record date fixed to determine the shareholders entitled to vote or express consent with respect to such proposal.  The shareholder vote, if any, required by mergers, consolidations, sales or exchanges of assets or issuances of stock or other securities not expressly provided for in this Article X, shall be such as may be required by applicable law.  A “substantial part” of the corporation’s assets shall mean assets comprising more than 10% of the book value of fair market value of the total assets of the Corporation and its subsidiaries taken as a whole. Any amendment or modification of this Article X shall require the affirmative vote of the holders of not less than two-thirds of all outstanding shares of voting stock of the Corporation.

IN WITNESS HEREOF, these Articles of Incorporation of the Corporation have been executed this 5th day of March, 1998.

By	/s/ Kevin R. Pinegar
Kevin R. Pinegar, Incorporator

The appointment of the undersigned as the initial registered agent of the Corporation is hereby accepted.

By	/s/ Kevin R. Pinegar
Kevin R. Pinegar, Incorporator